Exhibit 99.1

Euramax International, Inc. Completes Tender Offer for Berger Holdings, Ltd.

NORCROSS, Ga., and FEASTERVILLE, Pa., November 18, 2003—Euramax International, Inc. and Berger Holdings, Ltd. (Nasdaq: BGRH) announced today that Euramax International’s indirect wholly owned subsidiary, Amerimax Pennsylvania, Inc., has completed its all-cash tender offer for the outstanding common shares of Berger Holdings, Ltd. (Nasdaq: BGRH) (“Berger”) at a price of $3.90 per share.  The tender offer expired, as scheduled, on Monday, November 17, 2003 at 12:00 midnight, New York City time.

A preliminary count from JPMorgan Chase Bank, the depositary for the offer, shows that approximately 4,893,763 common shares of Berger had been tendered and accepted for payment as of the expiration of the offer (including approximately 55,250 common shares subject to guarantees of delivery), which together represent approximately 92.8% of the outstanding common shares. There are approximately 378,163 common shares that remain outstanding.  Amerimax Pennsylvania, Inc. will accept and promptly pay for all shares validly tendered and not properly withdrawn prior to the expiration date.  Amerimax Pennsylvania, Inc. and Berger intend to complete a short-form merger promptly, pursuant to which Amerimax Pennsylvania, Inc. will be merged with and into Berger, with Berger as the surviving corporation.  In connection with this merger, those Berger shareholders who did not tender their shares in the tender offer will have their shares converted into the right to receive $3.90 per share in cash, subject to dissenters’ rights.

D.F. King & Co., Inc. is acting as Information Agent for the tender offer.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe. Berger is the parent company of Berger Bros Co., which was founded in 1874, and is a manufacturer of a complete line of roof drainage products specializing in copper as well as residential and commercial snow guards. All of Berger’s products are used in new construction, remodeling, and renovation markets.

Euramax International, Inc. Contact

R. Scott Vansant, Chief Financial Officer, 770-449-7066

Berger Holdings, Ltd. Contact

Francis E. Wellock, Jr., Chief Financial Officer, 215-355-1200 ext. 122

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